EXHIBIT 3.1

NEW YORK COMMUNITY BANCORP, INC.

BYLAWS

(Amended and Restated as of ~~February 8~~March 10, 2024)

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting.

An annual meeting of the stockholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 2. Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The term “Whole Board” shall mean the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the “Whole Board”).

Section 3. Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law.

When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy (after giving effect to the provisions of Article FOURTH of the Corporation’s Certificate of Incorporation), shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy (after giving effect to the provisions of Article FOURTH of the Corporation’s Certificate of Incorporation) shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the Chief Executive Officer or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5. Organization.

A Chairman of the Board of the Corporation or, in the absence of a Chairman of the Board or at his or her delegation, the Chief Executive Officer of the Corporation shall call to order any meeting of the stockholders and preside over the meeting (such person, the “Chairman of the Meeting”). In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the Chairman of the Meeting appoints.GGGGG

Section 6. Conduct of Business.

(a) The Chairman of the Meeting of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

(b) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 6(b) or, in the case of a director nomination, Section 6(c) or Section 8 of this Article I of these Bylaws. For business to be properly brought before an annual meeting by a stockholder under this Section 6(b), the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive office of the Corporation not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation’s capital stock that are beneficially owned by such stockholder, (iv) any material interest of such stockholder in such business, and (v) whether and the extent to which any hedging derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the stockholder’s notice by or for the benefit of such stockholder with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such stockholder, and if so, a summary of the material terms thereof. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b) (or, in the case of a director nomination, Section 6(c) or Section 8 of this Article 1 of these Bylaws). The Chairman of the Meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he or she should so determine, he or she shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of a majority of the Whole Board of Directors.

(c) Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which Directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 6(c) or Section 8 of this Article 1 of these Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely under this Section 6(c), a stockholder’s notice shall be delivered or mailed to and received at the principal executive office of the Corporation not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving the notice (f) the name and address, as they appear on the Corporation’s books, of such stockholder, (y) the class and number of shares of the Corporation’s capital stock that are beneficially owned by such stockholder, and (z) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the stockholder’s notice by or for the benefit of such stockholder with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such stockholder, and if so, a summary of the material terms thereof. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election by stockholders as a Director of the Corporation unless nominated by the Board of Directors or nominated in accordance with the provisions of this Section 6(c) or Section 8 of this Article 1 of these Bylaws. The Chairman of the Meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such sections and, if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Section 7. Proxies and Voting.

A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a profit solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including the election of Directors but excepting where otherwise required by law or by the governing documents of the Corporation, may be made by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedures established for the meeting. The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the Chairman of the Meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

Except as otherwise provided in the Certificate of Incorporation with respect to directors to be elected by the holders of any class or series of preferred stock of the Corporation and in these Bylaws with respect to the filling of vacancies on the Board of Directors, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of stockholders duly called and at which a quorum is present and directors are to be elected; provided, however, that the directors shall be elected by a plurality of the votes cast at a meeting of the stockholders duly called and at which a quorum is present and directors are to be elected if, in connection with such meeting (i) the Secretary of the Corporation shall have received one or more notices that a stockholder has nominated or proposes to nominate a person or persons for election as a director, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 6 or Section 8 of this Article I of the Bylaws or applicable rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, irrespective of whether the Board of Directors thereafter determines that any such notice(s) is (are) not in compliance with such requirements, and (ii) as of the fourteenth (14th) day preceding the date on which notice of such meeting of the stockholders is first mailed or otherwise given in accordance with applicable law to the stockholders of the Corporation, such nomination or proposed nomination has not been withdrawn by such stockholder and would thereby cause the number of nominees and proposed nominees to elect the number of directors to be elected at such meeting, as determined by the Secretary of the Corporation, irrespective of whether such nomination or proposed nomination is thereafter withdrawn by such stockholder (a “Contested Election”).

If the directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees.

For purposes hereof, a majority of the votes cast means the number of votes cast “for” a director nominee must elect the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee.

If, in any election of directors of the Corporation which is not a Contested Election, an incumbent director does not receive a majority of the votes cast, such incumbent director shall promptly following certification of the election results tender an irrevocable resignation as a director, subject to acceptance or rejection thereof or other action with respect thereto by the Board, for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee will promptly consider any such tendered resignation and will make recommendation to the Board of Directors as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such tendered resignation. Any incumbent director whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or the Board of Directors regarding such tendered resignation.

The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision as to whether to accept or reject such recommendation, may each consider any factors they deem relevant, including, without limitation, the incumbent director’s qualifications and past and expected future contributions to the Corporation, the overall composition of the Board of Directors and whether accepting the tendered resignation would cause the Corporation to fail to satisfy any applicable law, rule or regulation (including, without limitation, New York Stock Exchange listing requirements and federal securities laws and regulations), in deciding whether to accept, reject or take other action with respect to any such tendered resignation and in accordance with such policies and procedures adopted by the Committee and/or the Board of Directors for such purposes.

Within one hundred twenty (120) days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement.

If any incumbent director fails to tender his or her resignation as required pursuant to this Section 7 of Article I, the Nominating and Corporate Governance Committee shall nevertheless assess the appropriateness of such director’s continued service as a director and shall recommend to the Board of Directors the action to be taken with respect to such director as if the director had tendered his or her resignation. Should the Board of Directors determine that it would have accepted the resignation of such director if it had been tendered as required pursuant to this Section 7 of Article I, then the term of such director shall be deemed to expire on the day that is one hundred twenty (120) days following certification of the stockholder vote and the Board of Directors will publicly disclose its decision and rationale in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement within one hundred twenty (120) days after certification of the stockholder vote.

Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, all matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Subject to the provisions of this Section 8(a) if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the name of any person nominated for election (the “Stockholder Nominee”) by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 8 (such Eligible Holder or group being a “Nominating Stockholder”);

(ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 8(f)(ii)), if such statement does not exceed 500 words; and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section.

(b) The name of any Stockholder Nominee included in the proxy statement pursuant to Section 8(a) for an annual meeting of stockholders shall be included on any ballot relating to the election of directors distributed at such annual meeting and shall be set forth on a form of proxy (or other format through which the Corporation permits proxies to be submitted) distributed by the Corporation in connection with election of directors at such annual meeting so as to permit shareholders to vote on the election of such Stockholder Nominee.

(c) Maximum Number of Stockholder Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting twenty percent (20%), but no less than two (2), of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 8(c) (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who are subsequently withdrawn, cease to satisfy the requirements of this Section 8 or become unwilling to serve; (2) Stockholder Nominees that the Board of Directors itself decides to nominate for election at such annual meeting; and (3) the number of incumbent directors who had been Stockholder Nominees at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 8(e) below but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Stockholder Nominees pursuant to this Section 8(c) for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 8(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(d) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 8(d) continuously for the relevant three-year period, or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 8(e), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) (or any successor rule).

(ii) An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 8(d) only if the person or group (in the aggregate) has continuously been a holder of full voting rights in and ownership of at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three (3) year period preceding and including the date of submission of the Nomination Notice, and continues to hold full voting rights in and ownership of at least the Minimum Number through the date of the annual meeting. Two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (1), (2) or (3) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 8(d), including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 8(d), as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission (“SEC”) prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 8, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares: (i) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed; (ii) sold short by such Eligible Holder; (iii) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or (iv) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (i) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares; and/or (ii) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five (5) business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest net long position as reflected in the Nomination Notice.

(e) Nomination Notice.

To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on (i) the date that is 180 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(1)	the information required with respect to the nomination of directors pursuant to Section 6(c) of these By-laws;

(2)

the details of any relationship that existed within the past five (5) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)

a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(4)

a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(5)	a representation and warranty that the Stockholder Nominee:

a. does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s policy on director independence as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;

b. meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded;

c. is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

d. is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

e. meets the director qualifications set forth in Article II of these By-Laws;

f. is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee or whether the event occurred in the ten-year time period referenced in such Item;

g. does not serve as a director of more than four other entities other than the Corporation; and

h. is not and has not been, within the past three years, an officer or director of a competitor as defined in Section 8 of the Clayton Antitrust Act of 1914.

(6)

a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 8(d) and has provided evidence of ownership to the extent required by Section 8(d)(i);

(7)	a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 8(d) through the date of the annual meeting;

(8)

details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five (5) years preceding the submission of the Nomination Notice;

(9)

a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(I)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Stockholder Nominee;

(10)	if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words; and

(11)

in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; and

(iii) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(1)	to comply with all applicable laws, rules and regulations in connection with the nomination and election;

(2)

to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(3)

to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or, any breach or alleged breach of, its obligations, agreements or representations under this Section 8(e); and

(4)

in the event that any information included in the Nomination Notice, or any other communications by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 8(d), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission.

(iv) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Stockholder Nominee:

(1)	to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(2)

that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Professional Conduct, Code of Business Conduct and Ethics, and any other Corporation policies and guidelines applicable to directors; and

(3)

that the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation.

The information and documents required by this Section 8(e) shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Item 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 8(e) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been provided to the Secretary of the Corporation.

(f) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1)	the Corporation receives a notice pursuant to Section 6(c) of Article I of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;

(2)

the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 8;

(3)

the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s Bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(4)

the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 8 at one of the Corporation’s two preceding annual meetings of stockholders and received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee; or the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 8(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 8.

(ii) Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that:

(1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)

such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person;

(3)	or the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

Section 9. Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 10. Consent of Stockholders in Lieu of Meeting.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE II - BOARD DF DIRECTORS

Section 1. General Powers, Number, and Term of Office.

The business and affairs of the Corporation shall be under the direction of its Board of Directors. ~~Subject to Article IX, the~~The number of Directors who shall constitute the Whole Board shall be such number as the majority of the Whole Board shall from time to time have designated, which number shall be no less than nine (9) and no more than eighteen (18). ~~Subject to Article IX, Section 3(c), immediately following the expiration of the Specified Period the~~The Board of Directors shall elect a Chairman of the Board from among its members ~~and, thereafter, annually elect~~. Prior to April 1, 2024, (a) the Chairman of the Board shall be an “Executive Chairman”; (b) the Executive Chairman shall be the most senior executive officer of the Corporation with commensurate authority; and (c) Mr. Alessandro P. DiNello shall serve as the Executive Chairman. In addition to a Chairman of the Board, the Board of Directors may elect a Lead Independent Director from among its members.

The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders; the term of office of the second class to expire at the annual meeting of stockholders one year thereafter; and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

Section 2. Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any class or series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board shall shorten the term of any incumbent Director.

Section 3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all Directors. A notice of each regular meeting shall not be required.

Section 4. Special Meetings.

Special meetings of the Board of Directors may be called by one-half (1/2) of the Directors then in office (rounded up to the nearest whole number), or by a Chairman of the Board or the Chief Executive Officer, and shall be held in such place, on such date, and at such time as they, or he or she, shall fix. Notice of the place, date and time of each such special meeting shall be given to each Director, unless waived by such Director, by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing, or by facsimile transmission of the same or by hand, not less than twenty-four (24) hours before the meeting in the case of a meeting to be held at a location within twenty-five (25) miles of the Corporation’s executive offices and not less than forty-eight (48) hours before the meeting in the case of a meeting to be held at a location beyond twenty-five (25) miles of the Corporation’s executive offices. No special meeting shall be held at a location beyond seventy-five (75) miles of the Corporation’s executive offices. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5. Quorum.

At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 6. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as a Chairman of the Board or, in the absence of a Chairman of the Board or at his or her delegation, the Chief Executive Officer or the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law. The Board of Directors may take action without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 8. Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as Directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 9. Retirement of Directors.

No person may be elected, appointed, or nominated as a Director of the Corporation after December 31 of the year in which such person attains the age of 75; provided, however, that the Board of Directors, by a written resolution approved by a majority of the disinterested members of the Whole Board of Directors, may exclude an incumbent director from such age limitation. Notwithstanding the limitation of this provision, a director shall be able to complete a term in which he or she attains the age of 75. Vacancies on the Board of Directors created by operation of this provision may be filled in accordance with these Bylaws.

ARTICLE III – COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors, by a vote of a majority of the Whole Board of Directors, may, from time to time, designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of a majority of the Whole Board, and shall, for these committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. The Board of Directors, by a resolution adopted by a majority of the Whole Board, may terminate any committee previously established. Any committee so designated by resolution adopted by a majority of the Whole Board, may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law or the Board of Directors. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

Section 3. Nominating and Corporate Governance Committee.

The Board of Directors, by resolution adopted by a majority of the Whole Board, shall appoint a Nominating and Corporate Governance Committee of the Board, consisting of not less than three (3) members of the Board of Directors. The Nominating and Corporate Governance Committee shall have authority (a) to review any nominations for election to the Board of Directors made by a stockholder of the Corporation pursuant to Section 6(c)(ii) of Article I of these Bylaws in order to determine compliance with such Bylaw and (b) to recommend to the Whole Board nominees for election to the Board of Directors to replace those Directors whose terms expire at the annual meeting of stockholders next ensuing.

ARTICLE IV - OFFICERS

Section 1. Generally.

(a) The Board of Directors, as soon as may be practicable after the annual meeting of stockholders, shall choose one or more Chairmen of the Board; a Chief Executive Officer; a President; one or more Vice Presidents (which may have the designation “Senior Executive”, “Executive” or “Senior” before “Vice President”); and a Secretary, and from time to time may choose such other Officers as it may deem proper. The Chairmen of the Board shall be chosen from among the Directors. Any number of offices may be held by the same person.

(b) The term of office of all Officers shall be until such Officers’ resignation or removal and any Officer may be removed from office at any time by the affirmative vote of a majority of the authorized number of Directors then constituting the Board of Directors. The removal of the current Chairman of the Board or Chief Executive Officer and President from such office or any action to materially modify, amend or breach the employment agreement of such person, or terminate such person’s employment, shall require the affirmative vote of 75% of all of the Directors of the Corporation. This Section 1(b) of Article IV of these Bylaws may not be amended, altered or repealed by the Board of Directors except pursuant to a resolution adopted by 75% of all of the Directors of the Corporation.

(c) All Officers chosen by the Board of Directors or a Chairman of the Board shall each have such powers and duties as generally pertain to their respective Offices, subject to the specific provisions of this ARTICLE IV. Such Officers shall also have such powers and duties as, from time to time, may be conferred by the Board of Directors or by any committee thereof.

Section 2. Chairman of the Board of Directors.

A Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, serve in a general executive capacity. A Chairman of the Board shall perform all duties and have all powers which are delegated to him or her by the Board of Directors.

Section 3. Chief Executive Officer and President.

The Chief Executive Officer and President shall have general responsibility for the management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of Chief Executive Officer and President or that are delegated to him or her by the Board of Directors. The Chief Executive Officer and President shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision of all of the other Officers (other than a Chairman of the Board), employees and agents of the Corporation.

Section 4. Vice President.

The Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them by the Board of Directors. A Vice President or Vice Presidents may be designated as “Senior Executive Vice President”, “Executive Vice President” or “Senior Vice President”.

Section 5. Secretary.

The Secretary or Assistant Secretary shall issue notices of meetings, shall keep their minutes, shall have charge of the seal and the corporate books, and shall perform such other duties and exercise such other powers as are usually incident to such office and/or such other duties and powers as are properly assigned thereto by the Board of Directors. Subject to the direction of the Board of Directors, the Secretary shall have the power to sign all stock certificates.

Section 6. Chief Financial Officer.

The Chief Financial Officer of the Corporation shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render, from time to time, an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 7. Assistant Secretaries and Other Officers.

The Board of Directors may appoint one or more Assistant Secretaries and such other Officers who shall have such powers and shall perform such duties as are provided in these Bylaws or as may be assigned to them by the Board of Directors.

Section 8. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, a Chairman of the Board or any Officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of, or with respect to any action of stockholders of, any other corporation in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock.

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, a Chairman of the Board or the Chief Executive Officer, and by the Secretary or an Assistant Secretary, or any Treasurer or Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. Notwithstanding the foregoing, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefore.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment or rights or to exercise any rights of change, conversion, or exchange of stock, or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4. Lost, Stolen, or Destroyed Certificates.

In the event of the loss, theft, or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft, or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion, and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI - NOTICES

Section 1. Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, Director, Officer, employee, or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram or other courier. Any such notice shall be addressed to such stockholder, Director, Officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram or other courier, shall be the time of the giving of the notice.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder, Director, Officer, employee, or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, Director, Officer, employee, or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII - MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures specifically authorized elsewhere in these Bylaws, facsimile signatures of any Officer or Officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof designated by the Board.

Section 2. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a designated committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by an Assistant Secretary or an assistant to the Chief Financial Officer.

Section 3. Reliance Upon Books, Reports, and Records.

Each Director, each member of any committee designated by the Board of Directors, and each Officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of its Officers or employees, or committees of the Board of Directors so designated, or by lawyers, accountants, agents, or any other person as to matters which such Director or committee member or Officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5. Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event, or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII - AMENDMENTS

The Board of Directors, by a resolution adopted by a majority of the Whole Board, may, except as otherwise expressly provided herein, amend, alter, or repeal these Bylaws at any meeting of the Board, provided notice of the proposed change was given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter, or repeal these Bylaws at any meeting of stockholders provided notice of the proposed change was given in the notice of the meeting; provided, however, that, notwithstanding any other provisions of the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, the Certificate of Incorporation, any Preferred Stock Designation, or these Bylaws, the affirmative votes of the holders of at least 80% of the voting power (taking into account the provisions of Article FOURTH of the Certificate of Incorporation) of all the then-outstanding shares of the Voting Stock voting together as a single class, shall be required to alter, amend, or repeal any provisions of these Bylaws.

~~ARTICLE IX - CERTAIN GOVERNANCE MATTERS~~

~~Section 1. Interpretation; Definitions.~~

~~(a) The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.~~

~~(b) The following definitions shall apply to this Article IX and otherwise as applicable in these Bylaws:~~

~~(i) “Designated Exchange” shall mean the primary stock exchange on which the Corporation’s common stock is listed.~~

~~(ii) “Entire Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies.~~

~~(iii) “Bank” shall mean Flagstar, National Association, a wholly owned subsidiary of the Corporation.~~

~~(iv) “Specified Period” shall mean the period beginning on February 7, 2004 and ending on February 7, 2026.~~

~~Section 2. Executive Chairman; CEO; Presiding Director.~~

~~(a) Effective as of the February 7, 2024, (i) Mr. Alessandro P. DiNello shall serve as the Executive Chairman of the Board of Directors and (ii) Mr. Thomas R. Cangemi shall serve as the President and Chief Executive Officer of the Corporation and shall report directly to the Executive Chairman. The Executive Chairman shall be the most senior executive officer of the Corporation with commensurate authority.~~

~~(b) During the Specified Period, (i) any removal of Mr. Alessandro P. DiNello serving in the capacity set forth in subsection (a) above from, or failure to appoint, re-elect or re-nominate any him to such position, or (ii) any amendment or modification to any employment or similar agreement with him to the extent such amendment or modification would adversely affect him, shall, in each case, require the affirmative vote of at least three-fourths (75%) of the Entire Board of Directors.~~

~~(c) During the Specified Period, the Presiding Director of the Board of Directors of the Corporation shall be an independent director chosen from among the Legacy NYCB Directors by majority vote of the Legacy NYCB Directors and shall initially be, as of the Effective Time, Mr. Hanif Dahya. The Presiding Director shall qualify as an independent director under the rules of the Designated Exchange.~~

~~(d) The Corporation shall cause the Bank, effective as of February 7, 2024, to appoint (i) Mr. Alessandro P. DiNello as the Executive Chairman of the Board of Directors of the Bank as long as he serves as the Executive Chairman of the Board of Directors of the Corporation and (ii) Mr. Thomas R. Cangemi as President and Chief Executive Officer of the Bank as long as he serves as the President and Chief Executive Officer of the Corporation and who shall report directly to the Executive Chairman. The Executive Chairman shall be the most senior executive officer of the Bank with commensurate authority. During the Specified Period, but subject to Mr. Alessandro P. DiNello holding the qualifying position at the Corporation, the Corporation shall cause the Bank not to (A) remove Mr. Alessandro P. DiNello serving in the capacity set forth in the immediately preceding sentence, or fail to appoint, re-elect or re-nominate Mr. Alessandro P. DiNello to serve in such capacity, or (B) amend or modify any employment or similar agreement with Mr. Alessandro P. DiNello to the extent such amendment or modification would adversely affect him, in each case, except with the affirmative vote of at least three-fourths (75%) of the Entire Board of Directors.~~

~~(e) During the Specified Period, the Corporation may not exercise its authority, in its capacity as sole shareholder of the Bank, to (and the Corporation shall cause the Bank not to) modify, amend or repeal any of the provisions of the bylaws of the Bank relating to the duties, authority or reporting relationships of the Executive Chairman of the Bank, in each case, without the affirmative vote of at least three-fourths (75%) of the Entire Board of Directors.~~

~~Section 3. Amendments.~~

~~During the Specified Period, the provisions of (a) this Article IX, and (b) any other provision of these Bylaws that sets forth the authority and responsibility of the Executive Chairman may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article IX may be adopted, by the Board of Directors only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board of Directors for adoption by the shareholders of the Corporation only by) an affirmative vote of at least three-fourths (75%) of the Entire Board of Directors.~~